FOR IMMEDIATE RELEASE
          12-10-96                                Contact:

                                                  D.P. Hamilton
                                                      or
                                                  J.F. Sand, Jr.
                                                  (860) 583-7070

          BARNES GROUP ADOPTS STOCKHOLDER RIGHTS PLAN

                    BRISTOL, Connecticut, December 10 -- Barnes
          Group Inc. announced today that its Board of Directors adopted a Stockholder Rights Plan to protect the company and its stockholders from coercive takover tactics.

                 Thomas O. Barnes, chairman of the board, said the Rights plan is designed to deter such tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Company's original Rights plan expired earlier this year.

                    "Essentially, we want to continue to protect the ability of the Board and the stockholders to determine the destiny of the Company," Barnes said.

                    Under the plan, Rights will be distriubted as a dividend at the rate of one Right for each share of Barnes Group common stock, par value $1.00 per share of the Company, held by stockholders of record at the close of business on December 23, 1996. The Rights will expire on December 23, 2006.

                    Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $200. The Rights will be exerciseable only if a person or group acquires beneficial ownership of 35% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would benefically own 35% or more of the Company's common stock.

               The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) following a public announcement that a 35% positions in the Company's common stock has been acquired.

                    A copy of the Rights Plan is being filed with the SEC as an exhibit to the Company's Registration
          Statement on Form 8-A.

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